Exhibit (10)(tt)

OMNIBUS AMENDMENT AGREEMENT

This Omnibus Amendment Agreement, dated as of ______________ __, 2009 (this “Agreement”), is entered into by and between ______________________ (the “Executive”) and Marshall & Ilsley Corporation (the “Company”).

WHEREAS, the Executive is, or may in the future be, a Senior Executive Officer of the Company (a “Senior Executive Officer”), as defined in subsection 111(a)(1) of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) or one of the next 20 most highly compensated employees (the “Top 20”) as referenced in Section 111(b) of EESA, as amended by ARRA; and

WHEREAS, in connection with the purchase by the United States Department of the Treasury (the “Treasury”) of certain preferred shares of the Company on November 14, 2008 (the “Purchased Securities”), the Company is required to meet certain executive compensation and corporate governance standards under Section 111(b) of EESA, as amended by ARRA and as further amended or implemented, now or in the future, by legislation, guidance or regulations, including the Interim Final Rule (31 CFR Part 30) entitled TARP Standards for Compensation and Corporate Governance, which was published in the Federal Register on June 15, 2009 (jointly referred to as the “Executive Compensation Restrictions”); and

WHEREAS, the Company is required to effect such changes to its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, the “Compensation and Benefit Arrangements”) with respect to its Senior Executive Officers and Top 20 (and to the extent necessary for such changes to be legally enforceable, each of its Senior Executive Officers and Top 20 shall have duly consented in writing to such changes), as may be necessary, during the period that Treasury owns any Purchased Securities, in order to comply with the Executive Compensation Restrictions; and

WHEREAS, in consideration for the benefits the Executive will receive as a result of the Treasury’s purchase of the Purchased Securities, his or her continued employment and such other valuable consideration which the Executive acknowledges is sufficient, the Executive desires to modify the Executive’s Compensation and Benefit Arrangements to the extent necessary to comply with the Executive Compensation Restrictions.

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, the Executive and the Company hereby agree as follows:

1.

Amendments to the Compensation and Benefit Arrangements. The Executive’s Compensation and Benefit Arrangements, whether now existing or hereafter entered into, are hereby amended by this Agreement only to the extent necessary to comply with the Executive Compensation Restrictions. Such amendments may include, but are not limited to, (a) deferrals of payments of compensation from the date owed under the Compensation and Benefit Arrangements to some future date after repurchase by the Company of the Purchased Securities, (b) cancellation or non-payment of compensation or benefits otherwise owing to the Executive under the Compensation and Benefit Arrangements or (c) requiring the Executive to repay to the Company compensation or benefits previously paid to the Executive under the Compensation and Benefit Arrangements.

2.	Waiver and Release. The Executive hereby waives and releases any claims of any nature whatsoever that the Executive may have against (a) the Company, its affiliates and subsidiaries, and their respective past and present officers, directors, stockholders, partners, members, agents and employees, (b) the United States and (c) the Treasury (jointly, the “Released Parties”) for changes to the Compensation and Benefit Arrangements that may be required in order to comply with the Executive Compensation Restrictions as provided for under this Agreement. This waiver and release includes all claims of any nature whatsoever that the Executive may have under the laws of the United States or any state related to the requirements imposed by the Executive Compensation Restrictions, including, with limitation, (x) a claim for any compensation or benefits the Executive would otherwise receive, (y) any challenge to the process by which the Executive Compensation Restrictions were adopted and (z) any tort or constitutional claim about the effect of the Executive Compensation Restrictions on the Executive’s employment relationship with the Company.

3.	Miscellaneous.

a.	The Executive’s execution of this Agreement shall not be determinative of the Executive’s status as a Senior Executive Officer or a member of the Top 20.

b.	The Executive acknowledges that his or her Compensation and Benefit Arrangements may be amended, modified or cancelled pursuant to this Agreement while Compensation and Benefit Arrangements of other employees of the Company, some of whom may have the same or similar jobs to, or have the same titles as, the Executive, may not have to be amended, modified or cancelled.

c.	This Agreement may be executed in one or more counterparts, each of which when executed shall be an original, but all of which when taken together shall constitute one and the same agreement.

d.	This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Wisconsin, without giving effect to its conflict of laws provisions.

IN WITNESS WHEREOF, the Company, through its authorized representative, and the Executive have entered into this Agreement as of the day and year first above written.

EXECUTIVE	MARSHALL & ILSLEY CORPORATION

By:
[Type Name]		Name: Paul J. Renard
Title: Senior Vice President